(In thousands, except per share data)                            EXHIBIT  11

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
                                                 Three Months Ended
                                           September 28, 1997   September 29, 1996 (a)
                                           -------------------------------------------

Weighted average number of common and
 common equivalent shares outstanding:
  Common stock                                    3,593                  3,558
  Common equivalent shares resulting from
   stock options (treasury stock method)            210                    124
                                                 -----------------------------
Total                                             3,803                  3,682
                                                 =============================

Net income                                       $  728                 $  188
                                                 =============================

Net income per common share                      $  .19                 $  .05
                                                 =============================

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<Fa>  Restated to reflect 3:2 stock split distributed in April 1997.














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